Exhibit 99.1

NEWS RELEASE	Contact:	David Spille
For Immediate Release		Vice President, Investor
March 7, 2006		Relations and Capital Markets
(703) 273-7500
SUNRISE REPORTS FOURTH-QUARTER 2005 RESULTS,
REAFFIRMS FULL-YEAR 2006 EARNINGS GUIDANCE AND EXPECTS
15 TO 20 PERCENT FULL-YEAR 2007 EPS GROWTH
          McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported fourth-quarter 2005 earnings of $1.01 per share (diluted) compared to $0.28 (diluted) per share in the fourth quarter of 2004. For the full year 2005, Sunrise reported earnings per share of $1.67 (diluted) compared to earnings per share of $1.12 (diluted) in 2004. These results include several unusual or non-recurring items, including payment by Five Star Quality Care, Inc. of buyout fees related to the cancellation of 12 management contracts as contemplated in the company’s third-quarter earnings release. Attached to this release is a supplement that reconciles Sunrise’s reported results to its previously disclosed outlook for the quarter and the year.
          “The fourth quarter and year closed strongly, as we expected, and positions us for a very good 2006 during which we will be celebrating our 25th anniversary,” said Paul Klaassen, Sunrise Senior Living’s chairman and CEO. “In 2005 we completed two major acquisitions, occupancy rates rose to near all-time highs, revenues under management exceeded $2 Billion for the first time in our history, development activities grew to a record level and our international momentum accelerated with the opening of our first German communities. The additional investments we made in 2005 in our domestic and international operations, as well as in expanding our development pipeline should help fuel growth for years to come.”
          Subsequent to the end of the fourth quarter, Sunrise completed the redemption of its remaining 5.25% Convertible Subordinated Notes due February 1, 2009. Prior to the redemption date, all but $7,000 of the approximately $120 million principal amount of the notes outstanding at the time the redemption was announced had been converted into approximately 6.7 million shares of the Company’s common stock. The dilutive effect of the issuance of these converted shares has been reflected in Sunrise’s fully diluted share count since the notes were issued in the first quarter of 2002.
          Portfolio Growth
          As of December 31, 2005, Sunrise operated 415 communities. During the fourth quarter of 2005, Sunrise opened four new Sunrise-developed communities and assumed management of one community. Of the five newly managed communities, four are managed for unconsolidated ventures

Sunrise Reports Fourth-Quarter 2005 Financial Results/page 2 and one is managed for a third party. These five new communities have capacity for approximately 450 residents. There also were 16 management contracts terminated during the fourth quarter of 2005.
          During the fourth quarter of 2005, Sunrise began construction on 15 new communities — nine in the United States, three in the United Kingdom and three in Germany. As of December 31, 2005, Sunrise had 50 communities under construction, with a combined capacity for more than 6,000 additional residents.
          Operational Highlights
          Revenue under management increased 14 percent to $529.7 million in the fourth quarter of 2005 from $463.7 million in the fourth quarter of 2004. Revenue under management includes revenues generated by Sunrise’s consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. General and administrative expenses as a percentage of revenue under management increased to 4.6 percent, excluding $3.9 million of transition and restructuring expenses, in the fourth quarter of 2005 compared to 4.1 percent in the fourth quarter of 2004. Including transition and restructuring expenses, general and administrative expenses as a percentage of revenue under management increased to 5.4 percent in the fourth quarter of 2005 compared to 4.1 percent in the fourth quarter of 2004.
          During the fourth quarter of 2005, Sunrise had 170 communities (with a resident capacity of 17,457) that were classified as “same-community” owned (communities in which Sunrise has an ownership interest and which were stabilized in both the fourth quarter of 2005 and 2004). Fourth-quarter 2005 revenue for the same-community portfolio increased 6.7 percent over the fourth quarter of 2004 as a result of a 3.6 percent increase in the average daily rate ($136.55 compared to $131.85) and a 3.4 percent increase in occupancy (94.4 percent compared to 91.3 percent). The 94.4 percent “same community” occupancy is the highest level achieved in more than five years. Operating expenses, excluding $2.9 million of hurricane expenses, increased 6.7 percent in the fourth quarter of 2005 over the prior year period which was consistent with revenue growth. Including hurricane expenses, operating expenses increased 9.0 percent in the fourth quarter over the prior year period.
          In October 2005, Sunrise was once again recognized by The Washingtonian magazine as a “Great Place to Work.” The acknowledgement marks the third consecutive time Sunrise has been honored by the magazine for its work environment and employment practices. Sunrise was one of 55 companies recognized and was chosen from more than 225 candidates.
          “We are extremely excited about the opportunities that lie ahead for our business,” said Thomas Newell, president of Sunrise Senior Living. “As we move forward, we expect to continue to benefit from our expanded development program and our management services business model. In 2006, we anticipate a record number of community openings and substantial returns from our minority investments in joint venture partnerships. In addition, the strength of our balance sheet is expected to provide significant flexibility as we enter into the next phase of our growth strategy.”
          Sunrise At Home
          During the fourth quarter of 2005, Sunrise wrote down its interest in the Sunrise At Home joint venture by $3.6 million. Sunrise believes this amount will be recovered based on the ultimate performance of the business. Also in the fourth quarter, this joint venture was recapitalized with $7.5 million of additional equity received equally from the original controlling partner in the joint venture, a new independent partner and Sunrise. Sunrise At Home currently operates in seven markets and is

Sunrise Reports Fourth-Quarter 2005 Financial Results/page 3 expected to generate over $20 million in revenue in fiscal year 2006. All of Sunrise At Home revenue is generated from private pay sources. Sunrise will begin to consolidate Sunrise At Home’s operations going forward and expects Sunrise At Home to break-even in fiscal year 2006.
          Outlook and Earnings
          Sunrise expects 2006 GAAP earnings per share to be $1.16 to $1.20 (diluted). This range is consistent with the previously provided per share range of $1.12 to $1.16 increased for an additional $0.04 of earnings per share generated by payment in the first quarter of a termination fee with respect to one management contract. Sunrise’s 2006 EPS guidance includes stock option expenses of approximately $0.04 per share and incentive income deferred from a sale in 2004 of $0.02 per share. Sunrise’s 2006 earnings per share is expected to be driven by higher management and professional services revenue resulting from additional construction starts, 24 expected new development openings from Sunrise’s expanded development pipeline, full-year contributions from The Fountains and Greystone acquisitions, and by further growth in earnings generated by Sunrise’s equity investments in unconsolidated ventures. Sunrise believes that the return from its equity investments in unconsolidated ventures will grow by approximately 15 percent over fiscal year 2005 amounts ($16.8 million excluding the $3.6 million write-down of Sunrise’s interest in Sunrise At Home) as ventures mature and additional value is recognized. General and administrative expenses are expected to increase in 2006 by approximately 13 percent over fiscal year 2005 amounts ($85.1 million excluding $5.5 million in transition and restructuring expenses).
          Sunrise’s earnings per share guidance for the first quarter of 2006 is $0.28 to $0.34 per share. This range includes $0.04 of earnings per share generated by the payment of a termination fee with respect to one management contract and $0.01 of stock option expenses.
          For fiscal year 2007, Sunrise expects earnings per share growth to be in the 15 to 20 percent range. This growth is expected to be driven by additional construction starts, new development openings from Sunrise’s expanded development pipeline, further international expansion and additional growth in earnings generated by Sunrise’s equity investments in unconsolidated ventures. Sunrise expects earnings generated by its equity investments in unconsolidated ventures to continue to play a significant role in its ability to grow overall EPS for the next several years.
          Conference Call Information
          Sunrise will host a conference call today (Tuesday, March 7, 2006) at 10:00 a.m. ET to discuss the Company’s fourth-quarter financial results. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president, Tiffany Tomasso, chief operating officer and Bradley Rush, chief financial officer, will host the call. The call-in number is 913-981-5592 (access code not required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 719-457-0820 (access code: 6343532). The rebroadcast will be available through March 14, 2006. In addition, a link to a recording of the call and a copy of this earnings release will be available on the Company’s Web site in the Investor Relations section.
          Sunrise Senior Living, a McLean, Va. based company, employs more than 40,000 people. As of December 31, 2005, Sunrise operated 415 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for more than 50,500 residents. Sunrise also had 50 communities under construction in these countries with a combined capacity for more than 6,000

Sunrise Reports Fourth-Quarter 2005 Financial Results/page 4 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.
          Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, our ability to integrate The Fountains and Greystone into our operations, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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Sunrise Senior Living, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	225,279	141,883
Short-term investments	—	14,900
Accounts receivable, net	59,384	61,999
Notes receivable — affiliates	16,461	2,875
Deferred income taxes	20,721	25,412
Due from unconsolidated senior living communities	58,358	55,823
Prepaid expenses and other current assets	36,569	27,803

Total current assets	416,772	330,695

Property and equipment, net	458,546	369,632
Note receivable — affiliates	6,325	40,700
Management contracts and leaseholds, net	86,241	83,336
Goodwill	165,028	123,713
Investment in unconsolidated senior living communities	137,905	93,016
Investments	7,589	7,416
Investment in Sunrise REIT debentures	—	20,757
Other assets	49,870	36,491

Total assets	1,328,276	1,105,756

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	256,173	185,219
Deferred revenue	8,415	6,202
Lifecare obligations	25,953	25,866
Current maturities of long-term debt	51,368	35,264

Total current liabilities	341,909	252,551
Long-term debt, less current maturities	151,421	156,402
Deferred income taxes	165,957	148,790
Other long-term liabilities	32,131	22,915

Total liabilities	691,418	580,658

Minority Interests	4,181	1,580

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 43,468,462 and 41,666,542 shares issued and outstanding at December 31, 2005 and 2004, respectively	435	412
Additional paid-in capital	294,400	247,999
Retained earnings	351,538	271,796
Deferred compensation — restricted stock	(12,323)	(4,535)
Accumulated other comprehensive income	(1,373)	7,846

Total stockholders’ equity	632,677	523,518

Total liabilities and stockholders’ equity	1,328,276	1,105,756

Sunrise Senior Living
Consolidated Statements of Income
(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Operating revenue:
Management and professional services — operating communities	188,005	90,184	67,560
Community contract services reimbursement	1,235,608	996,726	676,359
Management and professional services — pre-opened communities	40,715	16,775	11,566
Resident fees	355,151	342,786	340,775

Total operating revenues	1,819,479	1,446,471	1,096,260

Operating expenses:
Reimbursable community contract services	1,235,608	996,726	676,359
Community development	31,541	14,638	14,852
Community operating	272,616	258,667	254,203
Community lease	48,401	47,085	38,511
General and administrative	90,716	72,362	72,120
Depreciation and amortization	43,432	21,378	16,406

Total operating expenses	1,722,314	1,410,856	1,072,451

Other operating income:
Operating communities	411	24,330	75,579
Pre-opened communities	8,819	10,354	10,098

Income from operations	106,395	70,299	109,486

Other non-operating income (expense):
Interest income	6,977	8,533	8,869
Interest expense	(3,518)	(7,069)	(25,440)
Gain on sale of investment in Sunrise REIT debentures	3,939	—	—

Other non-operating income (expense), net	7,398	1,464	(16,571)

Equity in earnings and return on investment in unconsolidated senior living communities	13,235	9,394	5,343
Minority interests	(815)	(701)	(1,105)

Income before provision for income taxes	126,213	80,456	97,153
Provision for income taxes	(46,471)	(29,769)	(34,975)

Net income	79,742	50,687	62,178

Net income per common share data:

Basic:

Basic net income per common share	$1.92	$1.25	$1.46

Basic weighted-average shares outstanding	41,456	40,604	42,596

Diluted:

Diluted net income	$84,119	$55,073	$66,762

Diluted net income per common share	$1.67	$1.12	$1.32

Diluted weighted-average shares outstanding	50,385	49,258	50,748

Sunrise Senior Living
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended
	12/31/2005	12/31/2004
Operating revenue:
Management and professional services — operating communities	108,863	24,907
Community contract services reimbursement	338,191	261,550
Management and professional services — pre-opened communities	14,298	6,117
Resident fees	93,396	86,541

Total operating revenues	554,748	379,115

Operating expenses:
Reimbursable community contract services	338,191	261,550
Community development	11,973	2,954
Community operating	71,524	65,035
Community lease	11,777	12,846
General and administrative	28,505	18,954
Depreciation and amortization	23,325	6,345

Total operating expenses	485,295	367,684

Other operating income:
Operating communities	—	353
Pre-opened communities	4,580	3,387

Income (loss) from operations	74,033	15,171

Other non-operating income (expense):
Interest income	2,191	3,115
Interest expense	(596)	(1,587)
Gain on sale of investment in Sunrise REIT debentures	3,939	—

Other non-operating income (expense), net	5,534	1,528

Equity in earnings and return on investment in unconsolidated senior living communities	214	3,559
Minority interests	(234)	(80)

Income before provision for income taxes	79,547	20,178
Provision for income taxes	(29,205)	(7,466)

Net income	50,342	12,712

Net income per common share data:

Basic:

Basic net income per common share	$1.19	$0.32

Basic weighted-average shares outstanding	42,144	40,251

Diluted:

Diluted net income	$51,446	$13,813

Diluted net income per common share	$1.01	$0.28

Diluted weighted-average shares outstanding	50,980	48,888

Sunrise Senior Living, Inc.
Supplemental Information
As of December 31, 2005
($ in millions except average daily rate and per share amounts)

	Communities		Resident Capacity
	Q4 05	Q4 04	Q4 05	Q4 04
Community Data
Communities managed for third-party owners	198	195	26,208	24,237
Communities in ventures	156	125	16,485	10,929
Communities consolidated	61	60	7,980	7,943

Total communities operated (1)	415	380	50,673	43,109

Percentage of Total Operating Portfolio
Assisted Living			67%	69%
Independent Living			24%	22%
Skilled Nursing			9%	9%

Total			100%	100%

Selected Operating Results

Same-Community Owned Portfolio Operating Results (2)	Q4 05	Q4 04	% Change
Number of communities	170	170	—
Resident capacity	17,457	17,457	—
Revenue	$211.5	$198.2	6.7%
Community operating expense (3)	$139.5	$128.0	9.0%
Community operating expense, excluding hurricane (4)	$136.6	$128.0	6.7%
Occupancy	94.4%	91.3%	3.4%
Average daily rate (5)	$136.55	$131.85	3.6%

Selected Total Portfolio Operating Results (6)	Q4 05	Q4 04
Total revenue of communities under management	$529.7	$463.7
Total G&A expenses as a percentage of total revenue of communities under management	5.4%	4.1%
Total G&A expenses, excluding transition and restructuring expenses, as a percentage of total revenues of communities under management (7)	4.6%	4.1%

Development Information	Q4 05	Q4 04
Construction in progress	$124.3	$68.2
Capitalized interest	$1.9	$1.6
Capital expenditures	$37.9	$25.8
Start-up losses (8)	$(2.1)	$(0.7)

Number of Development Communities to be Opened (Resident Capacity)	Q1 06		Q2 06		Q3 06		Q4 06
Consolidated communities	—		1	(94)	1	(91)	3	(284)
Venture communities	7	(638)	7	(788)	2	(210)	1	(99)
Managed communities	1	(85)	1	(72)	—		—

Sunrise Senior Living, Inc.
Supplemental Information (continued)
As of December 31, 2005
($ in millions except average daily rate and per share amounts)

		Per Share	Per Share
		Guidance	As Reported
Q4 2005 Guidance Reconciliation		(diluted)	(diluted)
Net income	*	$1.04	$1.01
Five Star termination fee, net (9)		$(0.82)	$(0.80)
Hurricane-related expenses		$0.04	$0.04
One-time acquisition transition expenses		$0.04	$0.03
Write down of interest in At Home		—	$0.05

		$0.30	$0.33

Shares used to compute per share amounts (in thousands)		50,529	50,980

Sunrise’s fourth quarter 2005 guidance range			$0.30-$0.34

*	Low-end of the Company’s guidance range of $1.04-$1.08 per share (diluted).

		Per Share	Per Share
		Guidance	As Reported
Full-Year 2005 Guidance Reconciliation		(diluted)	(diluted)
Net income	*	$1.72	$1.67
Five Star termination fee, net (9)		$(0.82)	$(0.81)
Hurricane-related expenses		$0.05	$0.05
One-time acquisition transition expenses		$0.05	$0.05
Income from operating property sale		$(0.01)	$(0.01)
Write down of interest in At Home		—	$0.05

		$0.99	$1.00

Shares used to compute per share amounts (in thousands)		49,900	50,385

Sunrise’s full-year 2005 guidance range			$0.99-$1.02

*	Low-end of the Company’s guidance range of $1.72-$1.75 per share (diluted).
Notes
(1)	During the fourth quarter of 2005, Sunrise opened four communities and assumed management of one community. There were also 16 management contracts terminated in the fourth quarter.

(2)	Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the fourth quarter of 2005 and 2004. This includes consolidated and venture communities.

(3)	Facility operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(4)	Excludes hurricane-related expenses of $2.9 million.

(5)	Average daily rate excludes community fees.

(6)	Includes revenue for all communities managed by Sunrise.

(7)	General and administrative expenses used in this calculation exclude transition expenses related to the Greystone and The Fountains acquisitions of approximately $1.6 million for the three months ended December 31, 2005. The calculation also excludes $2.3 million of restructuring expenses for the three months ended December 31, 2005. Sunrise believes this calculation is relevant in understanding its recurring general and administrative expenses as a percentage of revenue under management.

(8)	Losses incurred during the period for communities opened during the prior 12 months in which Sunrise has an ownership interest.

(9)	Five Star termination fee, net equals $80.2 million in management and professional services-operating properties fees received less $16.1 million in management contract amortization expense and other costs related to the cancellation of these contracts.